Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying index: S&P 500 ® Index (Ticker: SPX) Pricing date: June 30, 2023 Valuation dates: July 1, 2024 (the “interim valuation date”) and June 30, 2025 (the “final valuation date”) Maturity date: Unless earlier redeemed, July 3, 2025 Automatic early redemption: If the closing level of the underlying index on the interim valuation date is greater than or equal to the initial index level, the notes will be automatically redeemed on the third business day immediately following the interim valuation date for an amount in cash per security equal to $1,000 plus the premium. Premium: 6.00% of the stated principal amount CUSIP / ISIN: 17291R5U2 / US17291R5U26 Initial index level: The closing level of the underlying index on the pricing date Final index level: The closing level of the underlying index on the final valuation date Index return: ( i ) The final index level minus the initial index level, divided by (ii) the initial index level Payment at maturity (if not autocalled ): If the notes have not been previously redeemed, you will receive at maturity, for each note you then hold, the $1,000 stated principal amount plus the note return amount. If the notes are not automatically redeemed prior to maturity and the final index level is less than the final barrier level, you will receive only the principal amount of your notes at maturity. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Note return amount: If the final index level is greater than or equal to the initial index level: $1,000 x the index return, subject to the maximum return at maturity If the final index level is less than the initial index level but greater than or equal to the final barrier level: $1,000 x the absolute value of the index return If the final index level is less than the final barrier level: $0 Final barrier level: 90% of the initial index level Maximum return at maturity: $140.00 per security (14.00% of the stated principal amount). The payment at maturity per note will not exceed the stated principal amount plus the maximum return at maturity. Stated principal amount: $1,000 per note Pricing supplement: Preliminary Pricing Supplement dated May 30, 2023 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 2 Year Autocallable Dual Directional Market - Linked Notes Linked to SPX Valuation Date Premium Hypothetical Payment at Early Redemption July 1, 2024 6.00% $1,060.00 If, on the interim valuation date, the closing level of the underlying index is not greater than or equal to the initial index level, then the notes will not be automatically redeemed prior to maturity and you will not receive a premium. Hypothetical Payment at Early Redemption Hypothetical Payment at Maturity** ** If not automatically redeemed prior to maturity

Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. Selected Risk Considerations • You may not receive any positive return on your investment in the notes. • Your potential return on the notes at maturity is limited. • Your potential return on the notes in connection with an automatic early redemption is limited. • The notes may be automatically redeemed prior to maturity, limiting the term of the notes • Although the notes provide for the repayment of the stated principal amount at maturity, you may nevertheless suffer a loss on your investment in real value terms if the notes are not automatically redeemed prior to maturity and the final index level is less than the final barrier level or the underlying index does not appreciate or depreciate sufficiently from the initial index level to the final index level. • The probability that the final index level will be less than the final barrier level will depend in part on the volatility of the underlying index. • Investing in the notes is not equivalent to investing in the underlying index or the stocks that constitute the underlying index. • Your return on the notes will depend on the closing level of the underlying index on the valuation dates. • The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes. • The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • Sale of the notes prior to maturity may result in a loss of principal. • The estimated value of the notes on the pricing date is less than the issue price. For more information about the estimated value of the notes, see the accompanying preliminary pricing supplement. • The value of the notes prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. The above summary of selected risks does not describe all of the risks associated with an investment in the notes. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the notes. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 270327 and 333 - 270327 - 01) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the notes. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page.